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                                                                  EXHIBIT 10.11

                               License Agreement

     This Agreement is entered into effective as of April 1, 1993 ("Effective Date") between Celtrix Pharmaceuticals, Inc., a Delaware corporation, with its principal offices at 3055 Patrick Henry Drive, Santa Clara, California 95054-1815, ("Celtrix") and Genentech, Inc., a Delaware corporation, with its principal offices at 460 Point San Bruno Boulevard, South San Francisco, California 94080-4990 ("Genentech").

     Genentech has certain patent rights relating to TGF-beta and the TGF-beta receptor that Celtrix desires to license from Genentech, and Genentech is willing to grant such licenses to Celtrix. Celtrix has certain patent rights relating to TGF-beta that Genentech wishes to license from Celtrix, and Celtrix is willing to grant such licenses to Genentech. Concurrently with entering into this Agreement, Genentech will purchase from Celtrix under a separate Stock Purchase Agreement, shares of Celtrix common stock having a fair market value of $4.0 million. Therefore, Genentech and Celtrix agree as follows:

     1.0  Definitions. As used in this Agreement, the following words will have
          -----------
the following meanings:

          1.1  "Celtrix Common Stock" shall mean shares of that class of Celtrix
                --------------------
stock referred to in Celtrix's Certificate of Incorporation as common stock.

          1.2  "Celtrix Licensed Product" shall mean any pharmaceutical
                ------------------------
formulation or product or method or system which contains the protein TGF-beta 2, TGF-beta Heterodimer or TGF-beta Receptor and which, but for the licenses granted hereunder, would infringe a Valid Claim of a Genentech Patent in the country in which such formulation, product, method or system is made, used

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or sold. Specifically excluded from this definition shall be gene therapy or similar biological techniques aimed at establishing endogenous TGF-beta 2, TGF-beta Heterodimer or TGF-beta Receptor production. "Endogenous" for purposes of this Agreement shall mean that the protein or product is produced in the person for whom it is intended to have its therapeutic effect.

          1.3  "Celtrix Net Sales" shall mean the gross invoice sales price
                -----------------
charged by Celtrix or its sublicensees hereunder for all Celtrix Licensed Products in arm's length sales to third parties (excluding sales for clinical trial purposes), after deduction of the following items, to the extent that such items were incurred during such calendar quarter with respect to sales of Celtrix Licensed Products hereunder regardless of the calendar quarter in which such sales were made, are included in the price charged, and do not exceed reasonable and customary amounts in the market in which such sale occurred:

               (i)   trade and quantity discounts or rebates;

               (ii) credits or allowances given or made for rejection or return of and for uncollectible amounts on previously sold Celtrix Licensed Products or for retroactive price reductions;

               (iii) any tax or government charge (other than an income tax) levied on the sale, transportation or delivery of a Celtrix Licensed Product and borne by the seller thereof; and

               (iv) any charges for freight or insurance in a CIF (cost, insurance, freight) sale.

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          1.4  "Celtrix Patents" shall mean the reissue of U.S. Patent 4,843,063
                ---------------
comprising any patent that issues from reissue application USSN 07/664,766 filed March 5, 1991.

          1.5  "Closing" shall mean the closing, to be held on April 2, 1993, of
                -------
the purchase and sale of Celtrix Common Stock to Genentech under the Stock Purchase Agreement.

          1.6  "Closing Price" shall mean the price, as reported in the Wall
                -------------
Street Journal, on the applicable exchange or in over-the-counter market at the close of trading on that day.

          1.7  "Combination Product" shall mean any pharmaceutical formulation
                -------------------
or method or system for use in humans which contains (i) TGF-beta, TGF-beta 2, TGF-beta Heterodimer or TGF-beta Receptor and (ii) at least one other ingredient or substance which is also Therapeutically Active. "Therapeutically Active"
                                                    ----------------------
shall mean biologically active but shall not include diluent, vehicles or specific adjuvants or any other ingredient or substance which does not have any, or has only incidental, therapeutic properties when present alone and is included to aid or enhance the activity of TGF-beta, TGF-beta 2, TGF-beta Heterodimer or TGF-beta Receptor.

          1.8  "Genentech Licensed Product" shall mean any pharmaceutical
                --------------------------
formulation or product or method or system which contains the protein TGF-beta and which, but for the licenses granted hereunder, would infringe a Valid Claim of a Celtrix Patent in the country in which such formulation, method or system is made, used or sold. Specifically excluded from this definition shall be gene therapy or similar biological techniques aimed at establishing endogenous TGF-beta production.

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          1.9  "Genentech Net Sales" shall mean the gross invoice sales price
                -------------------
charged by Genentech or its sublicensees hereunder for all Genentech Licensed Products in arm's length sales to third parties (excluding sales for clinical trial purposes), after deduction of the following items, to the extent that such items were incurred during such calendar quarter with respect to sales of Genentech Licensed Products hereunder regardless of the calendar quarter in which such sales were made, are included in the price charged, and do not exceed reasonable and customary amounts in the market in which such sale occurred:

               (i)   trade and quantity discounts or rebates;

               (ii) credits or allowances given or made for rejection or return of and for uncollectible amounts on previously sold Genentech Licensed Products or for retroactive price reductions;

               (iii) any tax or government charge (other than an income tax) levied on the sale, transportation or delivery of a Genentech Licensed Product and borne by the seller thereof; and

               (iv) any charges for freight or insurance in a CIF (cost, insurance, freight) sale.

          1.10 "Genentech Patents" shall mean those patents listed on Exhibit A
                -----------------
hereto and any other patents owned or licensed by Genentech as of the Effective Date (to the extent Genentech is permitted to grant sublicenses to Celtrix and to the extent Celtrix agrees to pay to the licensor, royalties or licensing fees that arise out of, and as a result of, the sublicense granted hereunder) which are necessary to make, use or

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sell TGF-beta 2, TGF-beta Heterodimer or the TGF-beta Receptor pursuant to the licenses granted by Genentech herein.

          1.11 "Licensed Product" shall mean either a Genentech Licensed
                ----------------
Product or Celtrix Licensed Product, as appropriate.

          1.12 "Major Market Country" shall include the United States, Canada,
                --------------------
United Kingdom, Germany, France, Italy, Spain, Japan and Australia.

          1.13 "Net Sales" shall mean either Celtrix Net Sales or Genentech Net
                ---------
Sales, as appropriate.

          1.14 "Party" shall mean, when used in the singular, either Celtrix or
                -----
Genentech, as appropriate, and "Parties" shall mean Celtrix and Genentech.

          1.15 "Phase I/II Clinical Trial" shall mean a controlled study in
                -------------------------
humans of the safety and efficacy of a Celtrix Licensed Product for a particular indication or indications in subjects having the disease or condition under investigation and which is sufficient in both the number of subjects evaluated and design to permit a reasonable decision as to whether to undertake a clinical trial designed to be sufficient to serve as the basis for regulatory approval of the sale of that Celtrix Licensed Product (e.g., sufficient to support the approval of a Product License Application by the U.S. Food and Drug Administration).

          1.16 "PHS Patents" shall mean those patents licensed by Genentech
                -----------
from the Public Health Service ("PHS") pursuant to a License Agreement between the PHS and Genentech dated March 2, 1993 (the "PHS License Agreement").

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          1.17 "Stock Purchase Agreement" shall mean that agreement between
                ------------------------
Celtrix and Genentech for the sale to Genentech of shares of Celtrix Common Stock having an aggregate market value of $4.0 million.

          1.18 "TGF-beta" shall mean any protein which is a member of that
                --------
class of proteins designated as TGF-beta or transforming growth factor-beta (but excluding TGF-beta 2 or TGF-beta Heterodimer), and/or (i) fragments, fusions or precursors of the foregoing, and/or (ii) any derivative protein which results from making deletions, substitutions and/or additions of one or more amino acids to the structure of a TGF-beta (but excluding TGF-beta 2 or TGF-beta Heterodimer), provided that such derivative protein is more similar in structure to the TGF-beta from which it was derived than it is to TGF-beta 2 or TGF-beta Heterodimer and provided that the primary biological activity of the derivative protein is substantially the same as the primary biological activity of the TGF-beta from which it was derived.

          1.19 "TGF-beta 2" shall mean a protein comprising the amino acid
                ----------
sequence set forth on Exhibit B hereto, and/or (i) fragments, fusions or precursors of the foregoing, and/or (ii) any derivative protein which results from making deletions, substitutions or additions of one or more amino acids to the structure identified on Exhibit B, provided that such derivative protein is more similar in structure to the protein identified on Exhibit B than it is to the structure of any other TGF-beta and provided that the primary biological activity of the derivative protein is substantially the same as the primary biological activity of the protein set forth on Exhibit B.

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          1.20 "TGF-beta Heterodimer" shall mean the TGF-beta 2.3 heterodimer
                --------------------
generally described on Exhibit B.

          1.21 "TGF-beta Receptor" shall mean a protein, including a
                -----------------
lipoprotein or glycoprotein, that interacts with TGF-beta so as to modulate its activity and that binds TGF-beta with high affinity (Kd 1000nM or less). Such TGF-beta Receptor may be cell associated or in soluble form.

          1.22 "Valid Claim" shall mean a subsisting claim of an issued and
                -----------
unexpired patent that has not been held invalid, unpatentable or unenforceable by a decision of a governmental body or court of competent jurisdiction, that is unappealable or unappealed within the time allowed for appeal, and that has not been rendered unenforceable through disclaimer or otherwise.

     2.0  License Fee. In consideration of the licenses under the Genentech
          -----------
Patents granted in Sections 3.0 and 6.0 below, Celtrix will pay Genentech in cash the nonrefundable sum of $4.0 million at the Closing.

     3.0  Licenses to Celtrix Under Genentech Patents. Effective commencing upon
          -------------------------------------------
the Closing, Genentech grants to Celtrix the following licenses, expressly limited as stated, under the Genentech Patents, and Celtrix agrees to observe all stated limitations in the licenses:

          3.1  Ophthalmological Uses. Genentech grants a nonexclusive, worldwide
               ---------------------
license to Celtrix to make, have made, use and sell TGF-beta 2 and TGF-beta Heterodimer as part of a Celtrix Licensed Product solely for the treatment or prophylaxis of diseases and conditions of the eye ("Ophthalmological Uses"). Celtrix may grant sublicenses under this license only to one

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other party in any country for each indication of an Ophthalmological Use at any one time. Celtrix shall pay Genentech a royalty of 5% of Net Sales of all Celtrix Licensed Products sold for Ophthalmological Uses.

          3.2  Local Dermal Wound Healing Use.
               ------------------------------

               (a) Genentech grants to Celtrix an exclusive, worldwide license to make, have made, use and sell TGF-beta 2 and a nonexclusive, worldwide license to make, have made, use and sell TGF-beta Heterodimer, in either case as part of a Celtrix Licensed Product solely for the local treatment or prophylaxis of wounds, diseases or conditions primarily affecting the dermis, including, without limitation, chronic and acute wounds and burns ("Local Dermal Uses"). Except as set forth below, Celtrix may grant one sublicense under this license only to one other party in any country for all indications of Local Dermal Use at any one time. Celtrix shall pay Genentech a royalty of 10% of Net Sales of all Celtrix Licensed Products sold for Local Dermal Uses (excluding from Net Sales the actual cost of the portion of any such product consisting of a collagen delivery matrix).

               (b) Celtrix shall have an option ("Royalty Reduction Option"), exercisable once at any time on or before December 31, 1995 that the average Closing Price of Celtrix Common Stock has been equal to or greater than $15 per share for the ten (10) consecutive trading days preceding the exercise of the Royalty Reduction Option, to issue 250,000 shares of Celtrix Common Stock to Genentech and receive one of the following reductions of royalties payable on Net Sales of Celtrix Licensed Products sold for Local Dermal Uses:

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               (i)  If at the time of the exercise of the Royalty Reduction
Option, the average Closing Price of Celtrix Common Stock has been at least $15 per share but less than $30 per share for the ten (10) consecutive trading days preceding the exercise of the Royalty Reduction Option, the royalty rate for Net Sales of Celtrix Licensed Products for Local Dermal Uses shall thereafter be reduced from 10% to 7.5%.

               (ii) If at the time of the exercise of the Royalty Reduction Option, the average Closing Price of Celtrix Common Stock has been at least $30 per share for the ten (10) consecutive trading days preceding the exercise of the Royalty Reduction Option, the royalty rate for Net Sales of Celtrix Licensed Products for Local Dermal Uses shall thereafter be reduced from 10% to 5%.

If Celtrix decides to exercise the Royalty Reduction option, it shall promptly provide written notice of such to Genentech and within ten (10) days of the date of exercise issue and deliver to Genentech 250,000 shares of Celtrix Common Stock. Those shares shall be subject to the registration rights and other provisions contained in the Stock Purchase Agreement. References to stock prices and number of shares in this Section 3.2 shall be appropriately adjusted for stock splits and stock dividends occurring after the date of this Agreement.

          3.3  Systemic, Local or Regional Administration.
               ------------------------------------------

               (a) Subject to Genentech's rights hereunder, Genentech grants a nonexclusive, worldwide license to Celtrix to make, have made, use and sell TGF-beta 2 and TGF-beta Heterodimer as part of a Celtrix Licensed Product (i) for systemic administration for the treatment or prophylaxis of autoimmune

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diseases or conditions ("Autoimmune Use"), osteoporosis ("Osteoporosis Use"), and soft tissue wound healing (other than the healing of soft tissue wounds caused principally by vascular ischemia or reperfusion injury) ("Wound Healing Uses") and for bone marrow and stem cell protection allowing high dose cytotoxic chemotherapy in cancer patients ("Chemotherapy Use"), and (ii) for systemic or local or regional administration for direct anti-proliferative effects on solid cancerous tumors and lymphomas ("Cancer Use") and for the treatment or prophylaxis of prostatic hypertrophy ("Prostate Use") (collectively these six Uses are referred to as "Systemic Uses"). Celtrix may grant one sublicense under this license only to one other party in any country for each Systemic Use at any one time. Celtrix shall pay Genentech a royalty of 5% of all Net Sales of Celtrix Licensed Products sold for Systemic uses except for those sold as part of a codevelopment arrangement with Genentech concluded pursuant to Sections 3.3(b) and 3.3(c).

               (b) In December of each year appropriate Celtrix personnel will prepare and deliver to Genentech a written report summarizing in reasonable detail, subject to the confidentiality provisions set forth in Section 8.0, below, all material preclinical and clinical data which Celtrix has developed or has had developed for Systemic Uses. Upon completion of a Phase I/II Clinical Trial for any Systemic Use, Celtrix shall provide to Genentech in writing all material information with respect to the conduct and results of such Clinical Trial. If Celtrix decides to enter into a license or other arrangement with a third party in which that third party will receive rights with respect to marketing or selling a Celtrix Licensed Product for a Systemic Use in a Major Market Country, Celtrix shall provide written notice of such to Genentech. At the earlier of such time as (i) Celtrix has completed and provided in writing to Genentech

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all material information with respect to the conduct and results of a Phase I/II
Clinical Trial for a Systemic Use, or (ii) Celtrix notifies Genentech in writing that it has determined to enter into a license or other arrangement with a third party in which that third party will receive rights with respect to marketing or selling a Celtrix Licensed Product for a Systemic Use in a Major Market Country and provides Genentech all important information and data developed by Celtrix relating to the rights to be licensed, Genentech shall have the option to negotiate in good faith with Celtrix an agreement for the codevelopment of Celtrix Licensed Products for that relevant Systemic Use in all (in the case of (i) above) or the involved (in the case of (ii) above) Major Market Countries (the "Right of First Discussion"), Genentech shall notify Celtrix whether it desires to enter into such discussions within (15) days after its receipt of notice from Celtrix under (i) or (ii) above.

               (c) Genentech shall have sixty (60) days from the day it exercises its Right of First Discussion as set forth in Section 3.3(b) above to discuss exclusively and in good faith with Celtrix an agreement for the codevelopment of Celtrix Licensed Products for the relevant Systemic Use (i) for all Major Market Countries in the event the CoDevelopment Option arises as a result of the completion of a Phase I/II Clinical Trial for that Systemic Use or
(ii) only for the Major Market Countries for which Celtrix has determined to enter into an arrangement with a third party. During such sixty (60) day period Genentech shall deliver to Celtrix a specific written proposal on all material business topics related to such codevelopment (including any payments to be made to Celtrix), which shall be subject to the confidentiality provisions in Section
8.0 below. If after good faith negotiations the Parties do not conclude an agreement within such sixty (60) day period or any mutually agreeable

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extension thereof, Celtrix shall have no further obligation to negotiate exclusively with Genentech or to disclose preclinical or clinical information to Genentech for that Systemic Use. However, Celtrix shall continue to discuss such codevelopment with Genentech for an additional sixty (60) day period if Genentech desires to do so on a nonexclusive basis and shall not enter into an arrangement with a third party before the expiration of such second sixty (60) day period or thereafter on terms less favorable, when viewed in the aggregate, to Celtrix than those last offered to Celtrix by Genentech, as determined by a good faith, written opinion of the investment banking firm advised Celtrix in the transaction. If the Right of First Discussion arose because Celtrix determined to enter in an arrangement with a third party, and Celtrix does not enter into such an arrangement within twelve (12) months of the initial notification of Genentech by Celtrix, Celtrix shall notify Genentech of such, and Genentech shall again have a Right of First Discussion for sixty (60) days from the date of such notice, to exclusively discuss a codevelopment agreement with Celtrix for the relevant Systemic Use in the relevant Major Market Countries. Celtrix shall again disclose to Genentech at each inception of such discussions all relevant preclinical and clinical data relating to such Systemic Use.

          3.4  Research, Diagnostic and Veterinary Uses. Genentech grants a
               ----------------------------------------
nonexclusive, worldwide, license to Celtrix to make, have made, use and sell TGF-beta 2 and TGF-beta Heterodimer as part of a Celtrix Licensed Product solely for research, diagnostic reagents or veterinary uses ("Research, Diagnostic and Veterinary Uses"). Celtrix may grant sublicenses under this license only to one other party in any country for each indication of a Research, Diagnostic and Veterinary Use at any one time. Celtrix will pay Genentech a royalty of 2% of Net Sales

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of Celtrix Licensed Products (i) which are sold solely for Research, Diagnostic and Veterinary Uses and (ii) to the extent that such Net Sales in any calendar year exceed $250,000 and in that case royalties shall be payable on all Net Sales in that calendar year of Celtrix Licensed Products which are sold solely for Research, Diagnostic and Veterinary uses.

          3.5  TGF-beta Receptor. Genentech grants a nonexclusive, worldwide
               -----------------
license to Celtrix to make, have made, use and sell TGF-beta Receptor as a part of a Celtrix Licensed Product solely for the treatment or prophylaxis of disease ("TGF-beta Receptor Uses") or solely to be used as part of a process used to identify compounds useful in the treatment or prophylaxis of disease ("TGF-beta Receptor Process"). Celtrix may grant one sublicense under this license only to one other party in any country for each indication or research application at any one time. Celtrix will pay Genentech a royalty on Net Sales of Celtrix Licensed Products sold for TGF- beta Receptor Uses or developed using the TGF-beta Receptor Process. Such royalty shall be 2% of Net Sales where Net Sales of Celtrix Licensed Products covered by the license granted under this Section 3.4 do not exceed $100 million per annum and 5% of Net Sales to the extent Net Sales of Celtrix Licensed Products covered by the license granted under this Section
3.4 exceed $100 million per annum.

     4.0  Sublicense Option to Celtrix Under PHS Patents. Effective commencing
          ----------------------------------------------
upon the Closing, Genentech grants to Celtrix an option to acquire a nonexclusive, nonsublicenseable sublicense under the PHS Patents to make, have made, use and sell TGF-beta 2 or TGF-beta Heterodimer as part of a Celtrix Licensed Product only for Ophthalmological Uses, Local Dermal Uses and Systemic Uses. The option set forth in the preceding sentence may only be exercised once, whether it is exercised for all Uses or

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for any particular Use or Uses. Upon notice from Celtrix that it is considering in good faith the exercise of such option, Genentech shall provide a copy of the PHS License Agreement to Celtrix for the sole purpose of evaluating whether to exercise such option, and Celtrix shall have sixty (60) days after receipt of the PHS License Agreement to decide whether to exercise such option. If Celtrix exercises such option (which it may do at any time during the term of this Agreement upon written notice to Genentech), Celtrix shall be responsible for, and the sublicense granted hereunder shall be subject to its performance with respect to TGF-beta 2 or TGF-beta Heterodimer, of those obligations set forth in the PHS License Agreement relating to Licensed Products, including the performance of those obligations set forth in Article VIII of the PHS License Agreement and the payment to Genentech of those royalty obligations set forth in Paragraph 4.3 of the PHS License Agreement. If Celtrix exercises such option, pursuant to Paragraph 2.4 of the PHS License Agreement, Celtrix agrees that the obligations to PHS of Paragraphs 3.1, 3.2, 5.1, 6.2, 11.2 and 11.3 of the PHS License Agreement shall be binding upon Celtrix as if at were a party to the PHS License Agreement. Celtrix acknowledges that the grant of this sublicense will be subject to the approval of the PHS pursuant to Paragraph 2.4 of the PHS License Agreement.

     5.0  Licenses to Genentech. As additional consideration for the granting of
          ---------------------
the licenses under Sections 3.0 and 6.0 by Genentech, effective commencing upon the Closing, Celtrix grants a nonexclusive, worldwide license to Genentech under the Celtrix Patents to make, have made, use and sell TGF-beta as part of a Genentech Licensed Product for any use. Genentech may grant sublicenses under this license only to one other party in any country for a particular use at any one time. Genentech will pay

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Celtrix a royalty of 5% of Net Sales of Genentech Licensed Products.

     6.0  Future Patents.
          --------------

          6.1  Genentech Patents. If after the Effective Date and prior to
               -----------------
December 31, 2002, Genentech is granted a patent or issued a notice of allowance with respect to a patent application in any country (i) in which the licenses granted above to Celtrix with respect to TGF-beta 2 or TGF-beta Heterodimer for Ophthalmological Uses, Local Dermal Uses, Systemic Uses or Research, Diagnostic and Veterinary Uses or (ii) in which the licenses granted above to Celtrix with respect to TGF-beta Receptor for TGF-beta Receptor Uses or the TGF-beta Receptor Process, could not be practiced in that country without infringing such patent, Celtrix shall automatically receive a royalty-free, nonexclusive license for such Use or Process in such country. If after the Effective Date and prior to December 31, 2002, Genentech is granted a license by a third party under a patent of that party in any country (iii) in which the licenses granted above to Celtrix with respect to TGF-beta 2 or TGF-beta Heterodimer for Ophthalmological Uses, Local Dermal Uses, Systemic Uses or Research, Diagnostic and Veterinary Uses (but not including any future license to Genentech from the Public Health Service) or (iv) in which the licenses granted above to Celtrix with respect to TGF-beta Receptor for TGF-beta Receptor Uses or the TGF-beta Receptor Process, could not be practiced in that country without infringing such third party patent, Genentech shall grant Celtrix a sublicense under such license for such Uses or Process to the fullest extent it is permitted to do so under the terms of such license, provided that Celtrix agrees to pay and does pay any applicable royalties, licensing fees and the like required by such license to Genentech and otherwise

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agrees to all appropriate terms of such license. Except as set forth above, no license, express or implied, is granted under any other Genentech patent.

          6.2  Celtrix Patents. If after the Effective Date and prior to
               ---------------
December 31, 2002, Celtrix is granted a patent or issued a notice of allowance with respect to a patent application in any country (i) in which the license granted above to Genentech with respect to TGF-beta for any use in that country could not be practiced without infringing such patent or (ii) with respect to TGF-beta Receptor for TGF-beta Receptor Uses or the TGF-beta Receptor Process, Genentech shall automatically receive a royalty-free, nonexclusive license for such use or Process in such country. If after the Effective Date and prior to December 31, 2002, Celtrix is granted a license by a third party under a patent of that party in any country (iii) in which the license granted to Genentech with respect to TGF-beta for any use could not be practiced without infringing such patent or (iv) with respect to TGF-beta Receptor for TGF-beta Receptor Uses or the TGF-beta Receptor Process, Celtrix shall grant Genentech a sublicense under such license for such use or Process, to the fullest extent it is permitted to do so under the terms of such license, provided that Genentech agrees to pay and does pay any applicable royalties, licensing fees and the like required by such license to Celtrix and otherwise agrees to all appropriate terms of such license. Except as set forth above, no license, express or implied, is granted under any other Celtrix patent.

     7.0  Royalty Payments.
          ----------------

          7.1  Payment Dates. Royalties payable hereunder shall be paid within
               -------------
forty five (45) days of the end of each calendar quarter for Net Sales for that calendar quarter. Such payment

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shall be accompanied by a statement showing the amount of each Licensed Product sold in each country, the Net Sales of each Licensed Product in that country's currency in each country in which Net Sales occurred, the royalties payable in local currency, the applicable exchange rate as set forth in Section 7.3 below for that currency, and the royalties payable in U.S. Dollars.

          7.2  Records and Accounting. A Party shall keep and require its
               ----------------------
sublicensees to keep complete and accurate records of the latest three (3) calendar years of Net Sales with respect to which a royalty is payable under this Agreement. The Party receiving royalties shall have the right at its own expense to have an independent, certified public accountant, reasonably acceptable to the Party paying royalties, review the paying Party's records upon reasonable notice and during reasonable business hours for the purpose of verifying the payments provided for in this Agreement. This right may not be exercised more than once for any calendar year with respect to the records of the paying Party and each of its sublicensees. Should such review lead to the discovery of a underreporting of royalties due hereunder of greater than five percent (5%), the Party underreporting such royalties, in addition to promptly paying the unpaid royalties, shall pay the full cost and expense of such review.

          7.3  Currency of Payments. All payments under this Agreement shall be
               --------------------
made in United States Dollars by wire transfer (or such other reasonable means as the receiving Party may direct) to such bank account as the receiving Party may designate from time to time. If a wire transfer is to be made, the remitting Party shall provide notice at least five (5) days prior to the date of transfer of the amount of payment and the date it is to be made. Such notice should be given to the Treasurer of the receiving Party at the address set forth at the beginning of this Agreement or such other address as the receiving Party may subsequently direct. Any payments due hereunder on sales outside of the United States shall first be calculated in the currency in which sales took place and then converted to United States Dollars at the average of the rate published in the Wall Street Journal for the last business day of each of the three (3) months of the calendar quarter for which royalties are payable. If by law, regulation or fiscal policy of a particular country, remittance of royalties in United States Dollars is restricted or forbidden, notice thereof will be promptly given to the receiving Party, and payment of the royalty shall be made by the deposit thereof in local currency to the credit of the receiving Party in a recognized banking institution designated by the receiving Party. When in any country the law or regulations prohibit both the transmittal and deposit of royalties on sales in such a country, royalty payments shall be suspended for as long as such a prohibition is in effect and as soon as such prohibition ceases to be in effect, all royalties which the paying Party would have been under obligation to transmit or deposit but for the prohibition, shall forthwith be deposited or transmitted promptly to the extent allowable.

          7.4  Combination Product Net Sales. In determining the Net Sales of
               -----------------------------
Combination Products, Net Sales shall first be calculated in accordance with the definition of Net Sales and then multiplied by the percentage value of the Licensed Product contained in the Combination Product, such percentage value being the quotient obtained by dividing the current market price of the Licensed Product by the sum of the separate current market price of the Licensed Product and other ingredients which are Therapeutically Active contained in the Combination Product. The

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

current market price of each Therapeutically Active ingredient and of the Licensed Product shall be for a quantity comparable to that contained in the Combination Product and of the same class, purity and potency. When no current market price is available for a Therapeutically Active ingredient or Licensed Product in a Combination Product, the Parties shall calculate a hypothetical market price for such ingredient or Licensed Product, allocating the same proportions of costs, overhead and profit as are then allocated to all similar substances then being made and marketed by the Party marketing the Combination Product and having an ascertainable market price.

     8.0  Confidentiality. In the course of performance of this Agreement, one
          ---------------
Party may disclose to the other or receive written information from the other relating to the subject matter of this Agreement which information, if so identified in writing either pursuant to this Section 8.0 or otherwise upon disclosure, shall be considered to be the disclosing Party's Confidential Information. Each Party agrees that it will take the same steps to protect the confidentiality of the other Party's Confidential Information as it takes to protect its own proprietary and confidential information. Each Party shall protect and keep confidential and shall not use, publish or otherwise disclose to any third party, except as permitted by this Agreement or with the other Party's written consent, the other Party's Confidential Information for a period of five (5) years from the date of termination of this Agreement. For the purposes of this Agreement, Confidential Information shall not include such information that:

          (i)  was known to the receiving Party at the time of disclosure;

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

          (ii) was generally available to the public or was otherwise part of the public domain at the time of disclosure or became generally available to the public or otherwise part of the public domain after disclosure other than through any act or omission of the receiving Party in breach of this Agreement;

          (iii) became known to the receiving Party after disclosure from a source that had a lawful right to disclose such information to others; or

          (iv) is required to be disclosed by the receiving Party to comply with applicable laws, to defend or prosecute litigation or to comply with governmental regulations, provided that the receiving Party provides prior written notice of such disclosure to the other Party and takes reasonable and lawful actions to avoid and/or minimize the degree of such disclosure.

     9.0  Default; Bankruptcy; Survival.
          -----------------------------

          9.1  Default. Failure by either Party (the "defaulting Party") to
               -------
comply with any of the material obligations contained in this Agreement shall entitle the other Party (the "nondefaulting Party") to give the defaulting Party notice specifying the nature of the default and requiring it to cure such default. If such default is not cured within the sixty (60) day period after the receipt of such notice, the nondefaulting Party shall be entitled, except as otherwise specifically provided in this Agreement and without prejudice to any of its other rights conferred on it by this Agreement, to terminate all or part of this Agreement or the licenses granted herein.

          9.2  Termination for Bankruptcy or Insolvency. Either Party may, in
               ----------------------------------------
addition to any other remedies available to it by law or in equity, terminate this Agreement, in whole or in part as the terminating Party may determine, by written notice to the other Party in the event the other Party shall have become insolvent or bankrupt, or shall have made an assignment for the benefit of its creditors, or there shall have been appointed a trustee or receiver for the other Party or for all or a substantial part of its property, or any case or proceeding shall have been commenced or other action taken by or against the other Party in bankruptcy or seeking reorganization, liquidation, dissolution, winding-up, arrangement, composition or readjustment of its debts or any other relief under any bankruptcy, insolvency, reorganization or other similar act or law of any jurisdiction now or hereafter in effect, or there shall have been issued a warrant of attachment, execution, distraint or similar process against any substantial part of the property of the other Party, and any such event shall have continued for sixty
(60) days undismissed, unbonded and undischarged; except that the terminating Party shall retain the rights granted to it as a licensee under Section 365(n) of the United States Bankruptcy Code in case of the bankruptcy, insolvency or winding-up of the other Party.

          9.3  Survival of Provisions. The obligations of the Parties under
               ----------------------
Section 8 shall survive any termination of this Agreement.

     10.0  General Provisions.
           ------------------

          10.1  Notices. All notices which may be required pursuant to this
                -------
Agreement (i) shall be in writing, (ii) shall be addressed, in the case of Genentech (except as otherwise specified herein), to the Corporate Secretary at the address set forth at the beginning of this Agreement, and in the case of

Celtrix to the President at the address set forth at the beginning of this Agreement, (or to such other person or address as either Party may so designate from time to time), (iii) shall be mailed, postage-prepaid, by registered mail or certified mail, return receipt requested, or transmitted by courier for hand delivery or by telegram and (iv) shall be deemed to have been given on the date of receipt if sent by mail or on the date of delivery if transmitted by courier or telegram.

          10.2  Governing Law. This Agreement shall be governed by and construed
                -------------
in accordance with the laws of the State of California.

          10.3  Entire Agreement. This Agreement is the entire Agreement between
                ----------------
the Parties regarding the subject matter hereof, and there are no prior written or oral promises or representations not incorporated herein. No amendment or modification of the terms of this Agreement shall be binding on either Party unless reduced to writing and signed by an authorized officer of the Party to be bound.

          10.4  Binding Effect. This Agreement shall be binding upon and inure
                --------------
to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assignable by either Party without the other's prior written consent except to a successor to all or substantially all of a Party's business by merger, sale of assets, sale of stock or otherwise.

          10.5  Waiver. The waiver by a Party hereto of any breach of or default
                ------
under any of the provisions of this Agreement or the failure of a Party to enforce any of the provisions of this Agreement or to exercise any right thereunder shall not be construed as a waiver of any other breach or default or as a waiver of any such rights or provisions hereunder.

          10.6  Severability. If any part of this Agreement shall be invalid or
                ------------
unenforceable under applicable law, such part shall be ineffective only to the extent of such invalidity or unenforceability, without in any way affecting the remaining parts of this Agreement. In addition, the part that is ineffective shall be reformed in such a manner as to as nearly approximate the intent of the Parties as possible.

          10.7  Publicity. Genentech and Celtrix shall not issue any public
                ---------
statement concerning the transactions contemplated by this Agreement or the Stock Purchase Agreement without the other party's reasonable prior written consent; provided, however, that either party may disclose the transaction or
         --------  -------
the terms hereof or thereof from time to time without the other party's approval
(i) if such approval has been requested and not received and such party concludes (after consulting with counsel) that it is required by law to disclose the transaction or the terms thereof or (ii) to the extent that similar disclosure has been previously approved pursuant to this Section 10.7.

          10.8  No Partnership.  Nothing in this Agreement is intended or shall
                --------------
be deemed to constitute a partnership, agency, employer-employee or joint venture relationship between the Parties. No Party shall incur any debts or make any commitments for the other.

          10.9  Counterparts.  This Agreement may be executed in counterparts,
                ------------
and each such counterpart shall be deemed an original for all purposes.

          10.10  Patent Representations.  Neither Party makes any representation
                 ----------------------
or warranty to the other Party concerning the validity or absence of third party infringement of any Genentech Patent or Celtrix Patent licensed hereunder.

GENENTECH, INC.                         CELTRIX PHARMACEUTICALS, INC.

By:  /s/ John P. McLaughlin             By:  /s/ Sandra McNamara
   ----------------------------            ------------------------------

Title: VP and General Counsel           Title: VP and CFO
       ------------------------                --------------------------

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